NOTICE TO DIRECTORS AND EXECUTIVE OFFICERS
                              OF QCR HOLDINGS, INC.
                             CONCERNING YOUR RIGHTS
                          REGARDING QCR HOLDINGS STOCK

                                December 7, 2004

         As a director or executive officer of QCR Holdings, Inc. ("QCR Holdings"), you are subject to the restrictions under Section 306(a) of the Sarbanes-Oxley Act of 2002 (the "Act"), which prohibits certain stock trades during employee benefit plan blackout periods.

         This notice is to inform you that as a director or executive officer of QCR Holdings, you will be unable to, either directly or indirectly, purchase, sell or otherwise acquire or transfer any of your QCR Holdings stock that you acquired in connection with your services or employment as a director or executive officer, due to a blackout period under the QCR Holdings, Inc. 401(k) Profit Sharing Plan (the "401(k) Plan").

         The 401(k) Plan's blackout period is a result of changing investment options and changing record-keepers and affects all of the 401(k) Plan participants and beneficiaries. Accordingly, a concurrent restriction on trading by QCR Holdings' directors and executive officers under Section 306(a) of the Act will apply.

         The blackout period will specifically apply to QCR Holdings common stock. During the blackout period, you will be prohibited from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring equity securities of QCR Holdings (or derivative securities of those equity securities, such as stock options) that you acquired in connection with your services or employment as a director or executive officer. With limited exceptions, this includes all securities acquired while a director or executive officer. Therefore, the prohibition on transactions by you applies to amounts, if any, you may have invested in QCR Holdings stock under the 401(k) Plan and to QCR Holdings stock you otherwise hold. This prohibition also applies to any direct or indirect pecuniary interest you may have in such securities, such as QCR Holdings stock held by immediate family members living with you, or held in trust, or by controlled partnerships or corporations. If you are scheduled or plan to purchase, acquire, exercise, sell or otherwise transfer shares of QCR Holdings common stock during the blackout period, whether pursuant to the direct purchase component of the Dividend Reinvestment Plan, a 10b5-1 plan or otherwise, you must notify Shellee Showalter to determine whether you are permitted to complete the transaction.

     The blackout period for the 401(k) Plan is expected to begin on December 30, 2004 and end January 31, 2005.

         If you have any questions regarding the blackout period, you should contact Shellee Showalter at ([309]) [743-7760].